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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                Verticalnet, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   92532L 20 6
                      -------------------------------------
                                 (CUSIP Number)

                                  July 16, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                Page 1 of 6 pages

CUSIP No. 92532L 20 6                    13G                  Page 2 of 7 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         Canadian Imperial Bank of Commerce ("CIBC")
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     CIBC is a bank organized under the Bank Act of Canada.

--------------------------------------------------------------------------------
               5. Sole Voting Power NUMBER OF 1,631,080
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          -0-
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           1,631,080
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    -0-
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

     1,631,080
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (11)

        5.3%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

         OO
--------------------------------------------------------------------------------

CUSIP No. 92532L 20 6                    13G                  Page 3 of 7 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         CIBC WMC, Inc.  13-3546467
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

    Delaware

--------------------------------------------------------------------------------
               5. Sole Voting Power NUMBER OF 992,925
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          -0-
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           992,925
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    -0-
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

     992,925
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (11)

        3.2%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

         CO
--------------------------------------------------------------------------------

CUSIP No. 92532L 20 6                    13G                  Page 4 of 7 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         CIBC Capital Partners Technology Ventures, LLC  74-3042380
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

    Delaware

--------------------------------------------------------------------------------
               5. Sole Voting Power NUMBER OF 638,155
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          -0-
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           638,155
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    -0-
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

     638,155
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (11)

        2.1%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

         CO
--------------------------------------------------------------------------------

CUSIP No. 92532L 20 6                   13G                   Page 5 of 7 Pages

--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

         Verticalnet, Inc.
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

         400 Chester Field Parkway
         Malvern, PA  19355
-------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

         (1) Canadian Imperial Bank of Commerce ("CIBC") (2) CIBC WMC, Inc. (3) CIBC Capital Partners Technology Ventures, LLC

--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

       (1)       Commerce Court West, 199 Bay Street
                 Toronto, Ontario M5L 1A2
                 Canada

       (2)       425 Lexington Avenue
                 New York, NY  10017

       (3)       425 Lexington Avenue
                 New York, NY  10017

--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

         (1) CIBC is a bank organized under the Bank Act of Canada.

         (2) Delaware

         (3) Delaware

--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

         Common Stock, $0.01 par value
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

        92532L 20 6
--------------------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e   [_]  An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

CUSIP No. 92532L 20 6                   13G                  Page 6 of 7 Pages

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

                                                                                       1,631,080

     (b) Percent of class 5.3%

     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                                1,631,080

          (ii) Shared power to vote or to direct the vote -0-

          (iii) Sole power to dispose or to direct the disposition of                   1,631,080

          (iv) Shared power to dispose or to direct the disposition of -0-

         CIBC WMC, Inc. ("CIBC WMC") is a wholly owned subsidiary of Canadian Imperial Bank of Commerce ("CIBC"). CIBC Capital Partners Technology Ventures, LLC ("CIBC LLC") is 95% owned by CIBC WMC.

--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.
--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.
--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

CUSIP No. 92532L 20 6                   13G                   Page 7 of 7 Pages


--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

         Not applicable.
--------------------------------------------------------------------------------
Item 10.  Certifications.

         Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       July 26, 2004
                             ----------------------------------------
                                            (Date)


                             ----------------------------------------
                                           (Signature)

                           Antonio Molestina
                         Senior Vice President, Deputy General Counsel
                                 Canadian Imperial Bank of Commerce
                             ----------------------------------------
                                          (Name/Title)



                                 Antonio Molestina
                                 Managing Director
                                 CIBC WMC, Inc.
                             ----------------------------------------
                                          (Name/Title)


                                 Elliot Ganz
                                 Assistant Secretary
                                 CIBC Capital Partners Technology Ventures, LLC
                             ----------------------------------------
                                          (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G


            Canadian Imperial Bank of Commerce, CIBC WMC, Inc. and CIBC Captial Partners Technology Vewntures, LLC each acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

Date:    July 26, 2004             Canadian Imperial Bank of Commerce

                                   Antonio Molestina
                                 Senior Vice President, Deputy General Counsel
                                         Canadian Imperial Bank of Commerce


                                     ----------------------------------------
                                                  (Name/Title)


Date:    July 26, 2004            CIBC WMC, Inc.

                                         Antonio Molestina
                                         Managing Director


                                     ----------------------------------------
                                                  (Name/Title)


Date:    July 26, 2004            CIBC Capital Partners Technology Ventures, LLC

                                         Elliot Ganz
                                         Assistant Secretary


                                     ----------------------------------------
                                                     (Name/Title)